Exhibit 10.13
Summary of Compensatory Elements of Amended and Restated Company Airplane Policy
The Allied Waste Industries, Inc. (“Company”) Airplane Policy (“Policy”), as amended and restated on August 1, 2005, specifies the manner in which the Company’s airplane can be utilized and the procedures for authorizing, scheduling, and, when applicable, recording and reporting the compensatory value of any personal use.
The Policy authorizes the Company’s Chief Executive Officer (“CEO”) to initiate and approve all airplane usage by employees or Directors of the Company, and to designate that usage as business or personal.
While it is intended that the Company’s plane be used primarily for business purposes, under special circumstances the CEO may, in his discretion, authorize personal use. The value of an employee’s or Director’s personal use will be calculated in accordance with Internal Revenue Service guidelines, and will be reported as taxable income to the individual. The CEO also has the authority, subject to approval by the Management Development/ Compensation Committee of the Company’s Board of Directors, to gross-up the income of an individual to include the amount of taxes attributable to the reported income.